Exhibit 99.1

Western Sierra Bancorp Reports Record Profitability;
Fully Diluted Earnings Per Share $.56 for the 2nd Quarter;
Asset Quality Remains Strong

July 18, 2003 06:02:00 AM ET

CAMERON PARK, Calif.—(BUSINESS WIRE)—July 18, 2003—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company, headquartered in Cameron Park, Calif., announced results for the second quarter ended June 30, 2003.

Financial Highlights from the second quarter of 2003 vs. 2002:

•                                          An increase in GAAP net income of $503,000 or 26%

•                                          An increase in Fully Diluted EPS to $0.56 from $0.45 (as adjusted for the 5% stock dividend declared July14, 2003)

•                                          GAAP ROA and ROE of 1.35% and 17.09%, as compared to 1.30% and 17.23%

•                                          Total assets increased $98 million or 15% to $749 million

•                                          Total loans increased $109 million or 23% to $588 million

•                                          Net interest margin decreased 24 basis points to 5.18%

•                                          Efficiency Ratio fell to 57.5% from 61.6%

•                                          Continued superior asset quality

Management Comments

Gary D. Gall, President and CEO of Western Sierra Bancorp, stated, “The Company continues to report record profitability and strong loan growth, while non-performing assets are at historic lows.  Total assets grew 15% over the past year, all of which was from internal growth.  We have continued our focus on loan quality with non-performing assets at a record low of 0.14% of quarter-end assets.  Our continued earnings growth is being driven by strong loan and deposit growth along with a relatively stable net interest margin and improving operating efficiency.”

Mr. Gall added, “I am also pleased to report that the Central Sierra Bank acquisition was completed on July 11, 2003, bringing our consolidated assets to over $890 million.  We are excited about adding Central Sierra Bank’s staff and customers to our family of community banks.”

Record Earnings and Returns

The Company reported record GAAP Earnings of $2,462,000 or $0.56 per diluted share, an increase of $503,000 or 26% over the quarter ended June 30, 2002 in which earnings were $1,959,000 or $0.45 per diluted share.  For the six month period ended June 30, 2003, the Company reported GAAP Earnings of 4,750,000 or $1.08 per diluted share, an increase of $976,000 or 26% over the same period in 2002 in which earnings were $3,774,000 or $0.90 per diluted share.

The Company reported record Cash Earnings (excludes amortization expense of intangibles of $39,000 and $45,000, respectively, on a tax-adjusted basis) of $2,501,000 or $0.57 per diluted share, an increase of $497,000 or 25% over the quarter ended June 30, 2002 in which Cash Earnings were $2,004,000, or $0.46 per diluted share.   For the six month period ended June 30, 2003, the Company reported Cash Earnings of $4,827,000 or $1.10 per diluted share, an increase of $999,000 or 26% over the same period in 2002 in which earnings were $3,828,000 or $0.91 per diluted share.

On a GAAP basis, Return on Average Assets was 1.35% for the quarter and 1.34% for the six month period ended June 30, 2003 as compared to 1.30% and 1.39% for the second quarter and six month period ended June 30, 2002. Return on Average Equity was 17.09% for the second quarter and 16.97% for the six month period ended June 30, 2003 as compared to 17.23% and 17.67% for the second quarter and six month period ended June 30, 2002.

Strong Loan and Deposit Growth

Total Assets ended the quarter at a record high of $749 million.  This represents a $98 million or 15% increase over June 30, 2002.  The Company has continued its record of strong loan growth.  Total gross loans grew to $588 million, an increase of $109 million or 23% over a year ago.  Total Deposits grew to a record $654 million; this represents an $86 million or 15% increase over June 30, 2002.

Since 1997, the Company has grown $665 million in total assets, an annual compounded growth rate of greater than 50%, to $749 million at June 30, 2003.  This represents balanced growth with 54% through internal growth and 46% by acquisition.

Net Interest Income Reaches Record High

Despite a continued soft macroeconomic environment and record low interest rates, net interest income increased by $1.4 million or 19% over the second quarter of 2002.  The Company’s reported Net Interest Margin (on a fully tax equivalent basis) was 5.18%, down 24 basis points from the second quarter 2002.  For the six month period ended June 30,2003, net interest income increased $3.5 million or 26% and the Net Interest Margin (on a fully tax equivalent basis) was 5.27%, down 15 basis points from the same period in 2002. The Company’s Net Interest Margin has been relatively stable given the level of rate reductions that have occurred in the market place over the last two years.  The Company has benefited from stable income from fixed rate loans and investments as well as loans that have reached contractual floors during this period.  In addition, loan growth has driven the increase in net interest income with the loan-to-deposit/borrowed funds ratio increasing from approximately 81% in the second quarter of 2002 to 86% in the second quarter of 2003.

Superior Asset Quality

Credit quality remains at record levels, with no loan delinquencies between 30 and 90 days compared to loan delinquencies of 0.04% of total loans as of June 30, 2002.  Non-performing assets (delinquent loans over 90 days and REO) totaled $1.0 million or 0.14% of total assets, compared to $1.8 million or 0.28% of total assets at June 30, 2002.  Loan loss reserves totaled $8.2 million, or 1.39% of loans outstanding at June 30, 2003, compared to $6.3 million, or 1.32%, a year ago.  The Company recorded net recoveries of $26,000 in the second quarter of 2003 as compared to $88,000 in net charge-offs in the same period of 2002.  For the six-month period ended June 30, 2003, net charge-offs were $3,000 as compared to $356,000 for the same period of 2002.

Other Income / Expense and the Efficiency Ratio

In addition to growth in net interest income of 19%, the Company grew non-interest income by 34% through increased service charges, fee growth, and continued strong mortgage banking activities.  Total operating expenses grew at a slower rate (13%) resulting in an improved efficiency ratio, which fell from 61.6% in the second quarter of 2002 to 57.5% in the second quarter of 2003.

Subsequent Event and Other Information

On July 11, 2003, pursuant to the Agreement and Plan of Reorganization dated March 12, 2003, Central Sierra Bank (“Central Sierra”) was acquired by Western Sierra Bancorp (“WSBA”) through a merger and will operate as a DBA of Central California Bank.

As of December 31, 2002, Central Sierra had total assets of $137.7 million, comprised of  $7.6 million in cash and due from banks, $41.1 million in federal funds sold, interest-bearing deposits at other banks and investment securities, $85.5 million in net loans, and $3.6 million in other assets. Total liabilities at December 31, 2002 amounted to $72.0 million, including $71.5 million in deposits.

The total consideration to be paid to Central Sierra shareholders amounts to approximately $21.5 million, which will be comprised of approximately $10,700,000 in cash and 404,250 shares (as adjusted for the 5% stock dividend declared July 14, 2003) of WSBA’s Common Stock valued at approximately $10,800,000. The funds required to pay the cash portion of the consideration were obtained by WSBA through cash on hand and an advance of $3.3 million against an existing $7 million line of credit through Wells Fargo Bank.  Additionally, Messrs. Clarence E. Hartley, Kenneth L. James, and Robert J. Manassero were added to Central California Bank’s Board of Directors.

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank and Central California Bank.  The Company operates 30 Branches and loan production facilities (this includes 7 facilities acquired as a part of the Central Sierra Bank acquisition) in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa, Tuolumne, and Butte.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Western Sierra Bancorp and Subsidiaries
Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
(Unaudited)	June 30, 2003	June 30, 2002	Growth %	June 30, 2003	June 30, 2002	Growth %

Interest income:
Interest and fees on loans	$10,046	$8,679	15.8%	$19,798	$16,124	22.8%
Interest on investment securities:
Taxable	378	585		779	1,153
Exempt from federal taxes	368	363		728	725
Interest on Fed Funds Sold	128	93		170	146
Total interest income	10,921	9,720	12.4%	21,475	18,148	18.3%

Interest expense:
Interest on deposits	2,047	2,148		4,046	4,187
Interest on borrowed funds	282	331		553	593
Total interest expense	2,328	2,479	-6.1%	4,599	4,779	-3.8%

Net interest income	8,592	7,241	18.7%	16,876	13,368	26.2%

Provision for loan and lease losses (LLP)	530	525	1.0%	1,055	925	14.1%

Net interest income after LLP	8,062	6,716	20.0%	15,821	12,443	27.1%

Non-interest income:
Service charges and fees	875	706		1,712	1,326
Net gain on sale and packaging of residential mortgage and government-guaranteed commercial loans	1,231	854		2,335	1,613
Gain (loss) on sale of assets	7	(4)		9	(5)
Other income	147	130		259	242
Total non-interest income	2,259	1,686	34.0%	4,314	3,176	35.8%

Other expenses:
Salaries and benefits	3,434	2,969		6,851	5,510
Occupancy and equipment	1,154	848		2,206	1,551
Other expenses	1,789	1,813		3,434	3,212
Merger Expenses	0	0		0	0
Amortization of core deposits and other intangibles	62	62		123	76
Total other expenses	6,438	5,692	13.1%	12,613	10,348	21.9%

Income before income tax	3,883	2,710	43.3%	7,522	5,271	42.7%

Income taxes	1,421	751		2,772	1,497
Net income	$2,462	$1,959	25.7%	$4,750	$3,774	25.9%

Amortization of core deposits after tax	39	45		78	54
Cash Net income	$2,501	$2,004	24.8%	$4,828	$3,828	26.1%

GAAP EPS (including amort. exp) :
Basic earnings per share	$0.59	$0.47	25.0%	$1.13	$0.93	21.2%
Fully diluted earnings per share	$0.56	$0.45	23.7%	$1.08	$0.90	20.3%

Cash EPS (excluding amortization) :
Basic earnings per share	$0.60	$0.48	24.1%	$1.15	$0.95	21.5%
Fully diluted earnings per share	$0.57	$0.46	22.9%	$1.10	$0.91	20.5%

Shares used to Compute Basic EPS	4,195	4,170		4,193	4,038
Shares used to Compute Fully Diluted EPS	4,401	4,333		4,392	4,196

Average Loans	$572,440	$454,455	26.0%	$565,799	$421,058	34.4%

Average Investments	$108,542	$97,155	11.7%	$95,755	$91,535	4.6%

Average Earning Assets	$680,982	$551,610	23.5%	$661,555	$512,593	29.1%

Average Deposits	$639,797	$523,525	22.2%	$622,049	$474,441	31.1%

Average Non Interest Demand Deposits	$147,768	$120,041	23.1%	$144,316	$91,323	58.0%

Average Interest Bearing Liabilities	$521,662	$433,322	20.4%	$507,160	$406,855	24.7%

Average Assets	$733,518	$603,388	21.6%	$714,020	$549,344	30.0%

Average Equity	$57,744	$45,605	26.7%	$56,417	$43,075	31.0%

Return on Average Assets (GAAP)	1.35%	1.30%		1.34%	1.39%

Return on Average Equity (GAAP)	17.09%	17.23%		16.97%	17.67%

Return on Average Equity - Cash	17.36%	17.62%		17.25%	17.92%

Net Interest Margin (FTE)	5.18%	5.42%		5.27%	5.42%

Efficiency Ratio (FTE)	57.5%	61.6%		57.6%	60.5%

Western Sierra Bancorp and Subsidiaries
Consolidated Balance Sheet

(dollars in thousands)

(Unaudited)	June 30, 2003	June 30, 2002	Growth %
ASSETS:
Cash and due from banks	$33,724	$29,528
Federal funds sold	23,520	38,695
Cash and cash equivalents	57,244	68,223	-16.1%

Interest-bearing deposits	1,090	2,576
Loans held for sale	5,134	2,565
Investment securities:
Trading	21	19
Available for sale (amortized cost $59,322 in 2003 and $62,375 in 2002)	61,124	62,765
Held to maturity (market value of $5,851 in 2003 and $9,331 in 2002)	5,597	9,125
Total investments	66,742	71,909	-7.2%
Portfolio loans and leases:
Real estate mortgage	334,639	284,857
Real estate construction	146,483	92,051
Commercial	86,826	82,980
Agricultural	13,565	10,588
Installment	4,264	4,991
Lease financing	2,238	3,405
Total gross loans and leases	588,015	478,872	22.8%

Deferred loan and lease fees, net	(1,757)	(1,448)
Allowance for loan and lease losses	(8,165)	(6,312)
Net portfolio loans and leases	578,093	471,112	22.7%

Premises and equipment, net	15,777	14,997
Other real estate	0	534
Goodwill and other intangible assets	5,028	4,487
Other assets	19,535	14,342
Total Assets	$748,643	$650,745	15.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Non-interest bearing deposits	$163,203	$144,691	12.8%
Interest bearing deposits:
NOW, money market and savings	194,612	176,106
Time, over $100,000	153,549	115,603
Other time	143,039	132,009
Total deposits	654,403	568,409	15.1%

Borrowed funds	14,000	12,000
Other liabilities	4,821	4,989
Mandatorily redeemable cumulative trust preferred securities	16,000	16,000
Total liabilities	689,224	601,398	14.6%

Shareholders’ equity:
Preferred stock- no par value; 10,000,000 shares authorized; none issued Common stock- no par value; 10,000,000 shares authorized; 4,197,042 shares issued in 2003 and 4,184,188 shares in 2002	31,102	30,971
Retained earnings	27,462	18,483
Unearned ESOP shares	(325)	(350)
Accumulated other comprehensive income (loss)	1,180	243
Total shareholders’ equity	59,419	49,347	20.4%
Total Liabilities and Shareholders’ Equity	$748,643	$650,745	15.0%

Ending Delinquent Loans	$0	$208

Ending Non Performing Loans (non accrual and > 90)	$1,020	$1,275

Total Non Performing Loans and REO - Non Performing Assets	$1,020	$1,809

YTD Charge-offs (Recoveries)	$3	$356

YTD Charge-offs (Recoveries) as a % of Gross Loans	0.00%	0.07%

Non Performing Assets as a % of Total Assets	0.14%	0.28%

Total Risk Based Capital To Risk Weighted Assets	12.34%	13.00%

Tier 1 Capital to Risk Weighted Assets	11.07%	11.80%

Tier 1 Capital to Average Assets (Leverage Ratio)	9.38%	9.40%

Contact Information:

Western Sierra Bancorp

Gary D. Gall/Anthony J. Gould, 530/677-5600